Exhibit 16.1

February 14, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the disclosures under the heading “Change in Accountants” included in the prospectus forming a part of Zendesk, Inc.’s (“Zendesk”) Confidential Draft Submission of its registration statement on Form S-1 submitted to the Securities and Exchange Commission on February 14, 2014 (the “Disclosures”), and have the following comments:

1.	We agree with the first, third, fourth, fifth and sixth sentences in the first paragraph and the statements made in the second paragraph of the Disclosures.

2.	We have no basis on which to agree or disagree with the second sentence in the first paragraph or the statements made in the third paragraph of the Disclosures.

3.	Supplementally, we advise that in February 2014, management of Zendesk communicated to Deloitte & Touche LLP (“Deloitte”) that an error existed in the previously issued consolidated financial statements for the year ended December 31, 2012 on which Deloitte had issued an audit report dated May 20, 2013. As a result, Deloitte communicated to Zendesk that Deloitte’s audit report should no longer be relied upon or associated with such consolidated financial statements.

4.	Deloitte communicated to management of Zendesk that Deloitte believes the matters described in item 3 above represent a reportable event as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Yours truly,

/s/ Deloitte & Touche LLP

San Jose, California